Exhibit 99.2

MID-AMERICA APARTMENTS, L.P.

Offers to exchange its 5.50% Senior Notes due 2015 and 6.05% Senior Notes due 2016, which have been registered under the Securities Act of 1933,

for any and all of its outstanding unregistered

5.50% Senior Notes due 2015 and 6.05% Senior Notes due 2016, respectively

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE     , 2014, UNLESS EXTENDED.

May     , 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are offering, upon the terms and subject to the conditions set forth in the prospectus dated May     , 2014 (the “Prospectus”) and the accompanying letter of transmittal enclosed herewith (, to exchange (the “Exchange Offers”) up to (i) $169,112,000 aggregate principal amount of its new 5.50% Senior Notes due 2015 (CUSIP No.: 59523U AH0) (the “New 2015 Notes”) and (ii) $68,130,000 aggregate principal amount of its new 6.05% Senior Notes due 2016 (CUSIP No.: 59523U AK3) (the “New 2016 Notes” and, together with the New 2015 Notes, the “New Notes”), which, in each case, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered (i) 5.50% Senior Notes due 2015 (CUSIP Nos.: 59523U AC1 and U59353 AB5) (the “Original 2015 Notes”) and (ii) 6.05% Senior Notes due 2016 (CUSIP Nos.: 59523U AD9 and U59353 AC3) (the “Original 2016 Notes” and, together with the Original 2015 Notes, the “Original Notes”), respectively.

As set forth in the prospectus, the terms of the New Notes are substantially identical to the Original Notes, except that the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the registration rights agreements described in the prospectus. Original Notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

Each exchange offer is subject to certain conditions. See “The Exchange Offers — Conditions to the Exchange Offers” in the prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the prospectus, dated May , 2014;

2.	the letter of transmittal for your use and for the information of your clients; and

3.	a form of letter which may be sent to your clients for whose accounts you hold Original Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the applicable Exchange Offer.

Your prompt action is requested. Please note each Exchange Offer will expire at 5:00 p.m., New York City time, on June     , 2014, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Original Notes registered in your name or in the name of your nominee as quickly as possible.

In all cases, exchanges of Original Notes pursuant to an Exchange Offer will be made only after timely receipt by the exchange agent (as defined in the prospectus) of (1) a confirmation of book-entry transfer (as defined in the prospectus), (2) an agent’s message (as defined in the prospectus), and (3) any other required documents.

We are not making any Exchange Offer to, nor will we accept tenders from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of an Exchange Offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

We will not make any payments to brokers, dealers or other persons for soliciting acceptances of an Exchange Offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to us, except as otherwise provided in instruction 5 of the letter of transmittal.

Questions and requests for assistance with respect to an Exchange Offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,

MID-AMERICA APARTMENTS, L.P.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with an Exchange Offer other than the enclosed documents and the statements contained therein.